AMENDED AND RESTATED FIRST AMENDMENT TO CREDIT AGREEMENT

This AMENDED AND RESTATED FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of this 28th day of May, 2014 among WINNEBAGO INDUSTRIES, INC., an Iowa corporation, WINNEBAGO OF INDIANA, LLC, an Iowa limited liability company (each, individually, a “Borrower” and, collectively, the “Borrowers”), GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as Agent (“Agent”), and the Lenders signatory hereto.
W I T N E S S E T H:

WHEREAS, Borrowers, the other Credit Parties signatory thereto from time to time, the Lenders signatory thereto from time to time, and Agent, are party to that certain Credit Agreement, dated October 31, 2012 (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement);
WHEREAS, Borrowers have requested that Agent and Lenders agree to certain amendments to the Credit Agreement; and
WHEREAS, Agent and Lenders are willing to agree to such amendment on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendments to Credit Agreement.

(a)As of February 24, 2014, subject to the terms and conditions hereof, Section 5.4(b) of the Credit Agreement is hereby amended by (a) inserting the word “and” immediately prior to clause (C) thereof and (b) deleting clause (D) thereof in its entirety.

(b)As of the date hereof, subject to the terms and conditions hereof, the Credit Agreement is hereby amended as follows:

(i)Section 1.8 of the Credit Agreement is hereby amended by deleting reference to the number “$2,000,000” from the eighth line of clause (c) thereof and inserting the number “$3,000,000” in lieu thereof.

(ii)Section 1.13 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“1.13    Eligible Accounts. All of the Accounts owned by each Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its Permitted Discretion, subject to the approval of Required Revolving Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of a Borrower:

(a)Past Due Accounts. Accounts that are not paid within the earlier of thirty (30) days following its due date or forty-five (45) days following its original invoice date;

(b)Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.13;

(c)Foreign Accounts. Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer;

(d)Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e)Contra Accounts. Accounts to the extent any Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(f)Chargebacks/Partial Payments/Disputed. Any Account if any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g)Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any Affiliate of any Credit Party;

(h)Floor-Planned Accounts. Accounts with respect to which the applicable Account Debtor (x) is not the direct obligor with respect thereto, (y) is not receiving open terms of sale from the applicable Borrower or (z) is party to, or otherwise the subject of, any type of floor-planning or similar arrangement, in any case, regardless of whether a Borrower has a repurchase obligation with respect to the applicable Inventory or otherwise;

(i)Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(j)Pre-Billing. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(k)Defaulted Accounts; Bankruptcy. Accounts where:

(i)the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii)a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l)Employee Accounts. Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer or director with any Credit Party;

(m)Progress Billing. Accounts (i) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(n)Bill and Hold. Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(o)C.O.D. Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(p)Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior or contemporaneous notice of such limit by Agent to the Borrower Representative;

(q)Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars;

(r)Other Liens Against Receivables. Accounts that (i) are not owned by a Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;

(s)Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor is conditional;

(t)Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(u)Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(v)Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Borrower in the Ordinary Course of Business, including, without limitation, Sales of Equipment and bulk Sales;

(w)Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(x)Permitted Lease Buy-Back Transactions. Accounts arising from Permitted Lease Buy-Back Transactions; or

(y)Certain Customer Accounts. Accounts with respect to which the applicable Account Debtor has not been approved by Agent, in its Permitted Discretion.

For purposes of clarity, no Account shall in any event be included as an “Eligible Account” until a field examination with respect thereto has been completed to the satisfaction of Agent; provided, that field examinations conducted solely in connection with the initial determination of Eligible Accounts shall not count against the limited number of field examinations for which expense reimbursements may be sought.
(iii)Section 3.16 of the Credit Agreement is hereby amended by adding the phrase “in each case, as of the Closing Date” immediately following “right to use:” in the third line thereof.

(iv)Section 4.2(a) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), for such statements delivered with respect to each fiscal month, a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(k);”
(v)Section 4.2(j) of the Credit Agreement is hereby amended by deleting clause (ii) thereof in its entirety and inserting the following in lieu thereof:

“(ii) any updates to the list of the following Intellectual Property of each Credit Party, in each case, acquired or registered during the prior Fiscal Quarter: (A) Intellectual Property that is registered or subject to applications for registration, (B) Internet Domain Names and (C) material Intellectual Property and material Software, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto;”
(vi)Section 4.2(m) of the Credit Agreement is hereby amended by deleting each reference to the number “$15,000,000” therein and inserting the number “$10,000,000” in lieu thereof.

(vii)Section 4.9 of the Credit Agreement is hereby amended by deleting clauses (i) and (ii) of the first proviso thereof and inserting the following in lieu thereof:

“(i) one such field examination, audit and inspection per year, at any time Availability is greater than $10,000,000, and (ii) two such field examinations, audits and inspections per year, at any time Availability is equal to or less than $10,000,000”
(viii)Section 5.2 of the Credit Agreement is hereby amended by adding the following new clause (e) immediately following clause (d) thereof:

“(e) dispositions of Inventory pursuant to Permitted Lease Buy-Back Transactions.”
(ix)Section 5.4 of the Credit Agreement is hereby amended by adding the following new clause (h) immediately following clause (g) thereof:

“(h) Permitted Additional Investments.”
(x)Section 5.5 of the Credit Agreement is hereby amended by deleting reference to the number “$3,000,000” from clause (d) thereof and inserting the number “$5,000,000” in lieu thereof.

(xi)Section 5.9 of the Credit Agreement is hereby amended by deleting clause (d) in its entirety and inserting the following in lieu thereof:

“(d) Contingent Obligations arising with respect to Permitted Lease Buy-Back Transactions;”

(xii)Section 5.11 of the Credit Agreement is hereby amended by deleting clauses (b) and (c) thereof in their entirety and inserting the following in lieu thereof:

“(b) Winnebago Inc. may redeem Stock and Stock Equivalents of Winnebago Inc. and otherwise make cash dividends to its Stockholders provided all of the following conditions are satisfied:
(i)    if, after giving effect to such Restricted Payment, the total amount of stock redemptions and cash dividends for the twelve fiscal month period ending on the day such Restricted Payment is to be made is less than or equal to $15,000,000:
(A) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and
(B) both before and after giving effect to such Restricted Payment, the sum of (x) the unrestricted cash on hand of the Borrowers plus (y) Availability is greater than or equal to $50,000,000.
(ii)    if, after giving effect to such Restricted Payment, the total amount of stock redemptions and cash dividends for the twelve fiscal month period ending on the day such Restricted Payment is to be made is greater than $15,000,000:
(A) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;
(B) after giving effect to such Restricted Payment and any other Restricted Payment made since the date of the most recently delivered financial statements pursuant to Section 4.1(b), the Credit Parties have a Restricted Payments Fixed Charge Coverage Ratio greater than or equal to 1.10:1.00; and
(C) both before and after giving effect to such Restricted Payment, no Loans or Letters of Credit shall be outstanding hereunder.”
(xiii)Section 5.15 of the Credit Agreement is hereby amended by inserting the word “materially” immediately prior to the word “adverse” in the thirteenth line thereof.

(xiv)Section 5.18 of the Credit Agreement is hereby amended by adding the following phrase immediately following the word “assets” in the third line thereof: “other than Permitted Lease Buy-Back Transactions”.

(xv)Section 7.1(m) of the Credit Agreement is hereby amended by adding the word “material” immediately prior to both “default” and “breach” in the first line thereof.

(xvi)Section 9.1 of the Credit Agreement is hereby amended by adding the phrase “Eligible Accounts,” in clause (c)(v) thereof immediately prior to the term “Eligible Inventory”.

(xvii)Section 9.1 of the Credit Agreement is hereby further amended by deleting the phrase “no Inventory of such Person shall be included as Eligible Inventory” from the proviso in clause (f) and inserting the following in lieu thereof: “no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory”.

(xviii)Section 11.1 of the Credit Agreement is hereby amended by adding the defined term “Eligible Accounts” (and “1.13” as the section reference) in the proper alphabetical order in the list of defined terms at the beginning of such section.

(xix)Section 11.1 of the Credit Agreement is hereby further amended by adding the following new defined terms in the proper alphabetical order:

“Amendment Effective Date” means May 28, 2014.

“Permitted Additional Investments” means a transaction or a series of transactions pursuant to which a Borrower makes a direct Investment in the Person(s) disclosed to Agent on the Amendment Effective Date, as long as (i) no Default or Event of Default then exists hereunder (or would be caused thereby), (ii) such Investment does not exceed $10,000,000 in the aggregate, and (iii) average daily Availability for the sixty (60) day period immediately preceding such Investment shall be, on a pro forma basis, greater than or equal to $15,000,000.
“Permitted Lease Buy-Back Transaction” means a transaction or series of transactions pursuant to which a Borrower (a) sells to a third party purchaser (the “Purchaser”) finished recreational vehicles manufactured by a Borrower on a cash sale basis, which such Purchaser will then rent or lease to consumers in the Ordinary Course of Business and (b) has a buy-back obligation in favor of the Purchaser with respect to such recreational vehicles or a portion thereof at a predetermined purchase price; provided, that (i) such predetermined purchase price is 20.0% or less off the original invoice price with respect to such recreational vehicles, (ii) such transaction is consummated on terms and conditions consistent with past transactions of this type or otherwise reasonably satisfactory to Agent, (iii) Borrowers shall have delivered to Agent at least ten (10) Business Days prior to such proposed transaction a reasonably detailed notice describing the Purchaser and key terms of such transaction, (iv) no recreational vehicle reacquired by any Borrower in connection with such transaction shall be included in Eligible Inventory or the Borrowing Base, (v) both before and after giving effect to such transaction or series of transactions, no Default or Event of Default exists hereunder (or would be caused thereby) and (vi) the aggregate fair market value of the Inventory sold pursuant to all Permitted Lease Buy-Back Transactions in any Fiscal Year does not exceed $35,000,000 in the aggregate.

“Restricted Payments Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio equal to the Fixed Charge Coverage Ratio, as calculated pursuant to and defined in Exhibit 4.2(b), after excluding from the amount of “Other Restricted Payments paid in cash during such period” the first $15,000,000 of stock redemptions and cash dividends made in accordance with Section 5.11(b) during the twelve fiscal month period ending on the last day of the most recently ended fiscal month.
(xx)The definition of “Applicable Margin” in Section 11.1 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Applicable Margin” means (i) if a Base Rate Loan, one percent (1.00%) per annum, and (ii) if a LIBOR Rate Loan, two percent (2.00%) per annum.
(xxi)The definition of “Borrowing Base” in Section 11.1 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(a) 85% of the book value of Eligible Accounts at such time; and
(b) the lesser of:
(i)    (x) 65% of the book value of Eligible Inventory consisting of raw materials and chassis, (y) 75% of Eligible Inventory consisting of finished goods (other than Model RVs) and (z) 55% of Eligible Inventory consisting of Model RVs (subject to a maximum amount under this clause (z) of $2,500,000 in the aggregate), in each case, valued at cost on a first-in, first-out basis, and
(ii)    85% of the book value of Eligible Inventory, multiplied by the NOLV Factor;
in each case of clauses (a), (b)(i) and (b)(ii) above, less Reserves established by Agent at such time in its Permitted Discretion.
Notwithstanding the foregoing, at no time shall the amount included in the Borrowing Base under clause (a) hereof exceed 10% of the aggregate Borrowing Base.
(xxii)The definition of “Permitted Acquisition” in Section 11.1 of the Credit Agreement is hereby amended by (i) adding the following phrase at the beginning of clause (c) thereof: “within thirty (30) days of the closing of such Acquisition,” and (ii) deleting the phrase “no Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Inventory” in the last sentence thereof and inserting the following in lieu thereof: “no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory”.

(xxiii)The definition of “Permitted Acquisition” in Section 11.1 of the Credit Agreement is hereby further amended by deleting clause (f) thereof in its entirety and inserting the following in lieu thereof:

“(f) average daily Availability for the sixty (60) day period immediately preceding such Acquisition shall be, on a pro forma basis, greater than or equal to $15,000,000;”
(xxiv)Section 11.1 of the Credit Agreement is hereby further amended by deleting the defined term “Permitted Dividends” in its entirety.

(xxv)The definition of “Reserves” in Section 11.1 of the Credit Agreement is hereby amended by (i) adding the phrase “Eligible Accounts pursuant to Section 1.13 and” to clause (a) thereof immediately following the word “against” and (ii) adding the term “Eligible Accounts,” to clause (b) thereof immediately following the word “against”.

(xxvi)The definition of “Revolving Termination Date” in Section 11.1 of the Credit Agreement is hereby amended by deleting clause (a) thereof in its entirety and inserting the following in lieu thereof: “(a) May 28, 2019”.

(xxvii)Exhibit A to Exhibit 4.2(b) of the Credit Agreement is hereby amended by deleting the parenthetical “(excluding Permitted Dividends paid during such period)” therefrom.

2.Representations, Warranties, Covenants and Acknowledgments. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby:

(a)represents and warrants that, after giving effect to this Amendment, (i) as of the date hereof, all of the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (ii) as of the date hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document; (iii) it has the power and is duly authorized to enter into, deliver and perform this Amendment; (iv) this Amendment is the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and (v) the execution, delivery and performance of this Amendment does not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Borrower; and

(b)reaffirms each of the agreements, covenants and undertakings set forth in the Credit Agreement and each and every other Loan Document executed in connection therewith or pursuant thereto, in each case, as amended by the terms of this Amendment; and

(c)acknowledges and agrees that, after giving effect to this Amendment, no right of offset, defense, counterclaim, recoupment, claim, cause of action or objection in favor of such Borrower against any Agent or any Lender exists as of the date hereof arising out of or with respect to (i) this Amendment, the Credit Agreement or any of the other Loan Documents or (ii) any other documents now or heretofore evidencing, securing or in any way relating to the foregoing; and

(d)further acknowledges and agrees that (i) except as expressly set forth herein, this Amendment is not intended, and should not be construed, as an amendment of, or any kind of waiver or consent related to, the Credit Agreement or the other Loan Documents; (ii) this Amendment shall not represent an amendment, consent or waiver related to any future actions of any Borrower; (iii) except as expressly set forth herein, Agent and each Lender reserve all of their respective rights pursuant to the Credit Agreement and all other Loan Documents; and (iv) the amendments contained herein do not and shall not create (nor shall any Borrower rely upon the existence of or claim or assert that there exists) any obligation of any Agent or Lender to consider or agree to any further amendment or any waiver or consent and, in the event Agents or Lenders subsequently agree to consider any further amendments or any waiver or consent, neither the amendments contained herein nor any other conduct of any Agent or Lender shall be of any force or effect on any Agent’s or Lenders’ consideration or decision with respect to any such requested waiver, consent or amendment and neither any Agent nor any Lender shall have any further obligation whatsoever to consider or agree to further amendment or any waiver, consent or other agreement; and

(e)further acknowledges and agrees that this Amendment shall constitute a Loan Document for all purposes under the Credit Agreement and other Loan Documents.

3.	Release; Indemnification.

(a)In further consideration of the execution of this Amendment by Agent and Lenders, each Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Borrower and any debtor-in-possession with respect to such Borrower), assigns, Subsidiaries and Affiliates, hereby forever releases and agrees to indemnify, pay and hold harmless, each Agent, Lender and their respective successors, permitted assigns, parents, Subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or un-liquidated, whether known or unknown, matured or un-matured, fixed or contingent (collectively, “Claims”) that such Borrower has, had or may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take in connection with the Credit Agreement or the other Loan Documents prior to the date of this Amendment, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE,

CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH RELEASEE. This provision shall survive and continue in full force and effect whether or not Borrowers shall satisfy all other provisions of this Amendment, the Credit Agreement or the other Loan Documents, including payment in full of all Obligations.

(b)each Borrower hereby agrees that its obligations set forth in Section 3(a) of this Amendment shall include an obligation to indemnify and hold the Releasees harmless with respect to any Indemnified Matters arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment to the extent required by Section 9.6 of the Credit Agreement.

4.Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent:

(a)Delivery of Documents. On or before the date hereof, the parties hereto shall have delivered to Agent fully-executed counterparts of this Amendment;

(b)Amendment Fee. On or before the date hereof, the Borrowers shall have paid to Administrative Agent, for the ratable benefit of the Lenders a non-refundable, non-proratable amendment fee in an amount equal to $87,500 (the “Amendment Fee”) which Amendment Fee shall be deemed fully-earned and non-refundable as of the date hereof; and

(c)Expenses. Borrowers shall have paid, to the extent invoiced on or before the date hereof, to Agent (or its advisors) all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, and all other related documents, together with any other amounts required to be paid under Section 9.5 of the Credit Agreement and unpaid on the date hereof.

5.Effect of this Amendment; Relationship of Parties. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect as originally written (or previously amended), and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and each Credit Party to Agent and Secured Parties. The relationship of Agent and each Secured Party, on the one hand, and Borrowers and the Credit Parties, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Amendment, any instrument, document or agreement delivered in connection herewith or in the Credit Agreement or any of the other Loan Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.

6.Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this consent via facsimile or electronic mail shall also deliver a manually executed original to Agent or its counsel, but the failure to do so does not and will not affect the validity, enforceability or binding effect of this Amendment. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with the laws of the State of Illinois. This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof.

7.This Amended and Restated First Amendment to Credit Agreement is an amendment and restatement of and replaces and supersedes that certain First Amendment to Credit Agreement executed by the Agent, Lenders and the Credit Parties and dated as of February 24, 2014.

IN WITNESS WHEREOF, Borrowers, Agent and Lenders have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Sarah N. Nielsen
Name:	Sarah N. Nielsen
Title:	Vice President/CFO

WINNEBAGO OF INDIANA, LLC

By:	/s/ Sarah N. Nielsen
Name:	Sarah N. Nielsen
Title:	Manager

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent

By:	/s/ Michael R. Todorow
Name:	Michael R. Todorow
Title:	Duly Authorized Signatory

GE CAPITAL BANK, as Lender

By:	/s/ Paul Sleet
Name:	Paul Sleet
Title:	Duly Authorized Signatory